Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 157 to the Registration Statement on Form N–1A of Fidelity Select Portfolios: Air Transportation Portfolio, Leisure Portfolio, Utilities Portfolio, Defense and Aerospace Portfolio, Retailing Portfolio, Automotive Portfolio, Communication Services Portfolio, Construction and Housing Portfolio, Transportation Portfolio, Industrials Portfolio, Environment and Alternative Energy Portfolio, and Consumer Discretionary Portfolio of our reports dated April 09, 2020; Energy Portfolio, Energy Service Portfolio, Natural Gas Portfolio, and Natural Resources Portfolio of our reports dated April 10, 2020; Consumer Staples Portfolio, Financial Services Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Telecommunications Portfolio, Gold Portfolio, Insurance Portfolio, Consumer Finance Portfolio, Banking Portfolio, Materials Portfolio, and Wireless Portfolio of our reports dated April 13, 2020; Computers Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, IT Services Portfolio, and Communications Equipment Portfolio of our reports dated April 14, 2020; Health Care Portfolio, Biotechnology Portfolio, Pharmaceuticals Portfolio, Medical Technology and Devices Portfolio, and Health Care Services Portfolio of our reports dated April 15, 2020,  relating to the financial statements and financial highlights included in the February 29, 2020 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 2020